Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bonanza Creek Energy, Inc. of our reports dated March 15, 2017, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Bonanza Creek Energy, Inc. for the year ended December 31, 2016.

Our report dated March 15, 2017 contains an explanatory paragraph that states that the Company suffered a significant deterioration in liquidity in 2016, and filed for bankruptcy under Chapter 11 of the Bankruptcy Code on January 4, 2017, which raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Hein & Associates LLP

Denver, Colorado

April 28, 2017